Exhibit 99.1

Phoenix AZ, August 11, 2017 — Alpine 4 (ALPP) today announced financial results for its fiscal 2017 second quarter ending June 30, 2017.  The Company posted quarterly revenue of $2.33 million and quarterly earnings per diluted share of ($.04).  These results compare to revenue of $2.0 million and earnings per diluted share of ($.07) in the year-ago quarter.

Earnings by Subsidiary Breakdown

Quality Circuit Assembly (QCA): QCA's electronics contract manufacturing sales accounted for 81 % of Alpine 4 quarter's revenue at $1.885 million.  QCA posted its highest EBITDA profit of $262K since being acquired by Alpine 4 in April 2016 and is expecting to go to Net Profit positive in the coming months.

"We are proud to report QCA is progressing towards being a net profit positive company with anticipation of moving from our Optimization Phase to Asset Producing Phase in the 4th Quarter of 2017.  QCA's revenue growth accelerated over Q1 from more robust demand for electronic manufacturing services." said Kent Wilson, Alpine 4's CEO.

ALTIA, LLC:  While ALTIA's 6th Sense Auto product only accounted for 4 % of the quarter's revenue at $94K, the 6th Sense Auto Product was one of Alpine 4's shining star products.  During Q2, ALTIA successfully concluded its 90-day pilot program with Phoenix, AZ-based Earnhardt Auto Centers of its innovative 6th Sense Auto product platform.  The 6th Sense Auto product proved to be a huge success for ALTIA and has spawned further awareness in the industry.  ALTIA is pleased to announce that it is in product placement discussions with several of the largest dealership groups in the country, and expects revenue to expand rapidly over the next 12 months.  The pilot program was installed at the Earnhardt Chevrolet dealership in Chandler, AZ, and performed well above expectations and will continue in the store for the foreseeable future.

Horizon Well Testing (HWT):  HWT rounded out the remaining 15 % of revenue at $350K and accounted for 55 % of the quarter's loss.  The loss was attributed to a large theft attempt by several employees.

Details surrounding the theft:  The theft included equipment, human capital and HWT's largest customer by revenue.  The theft incident/s occurred between the end of April 2017 and the end of May 2017, whereby a former employee went to work for another startup company, and hired a then current employee, Mr. Jason Huffacker.  Mr. Huffacker diverted work from HWT to this company, while still employed at HWT.  Mr. Huffacker used HWT equipment, and in many cases using HWT labor, to perform work for the company in question.  The depth of the involvement of the other company is still under investigation.

There is a shining light in all this, the efforts by these employees to steal from HWT was thwarted with the help of ALITA's 6th Sense Auto inventory management system which was placed into the HWT assets in February 2017, and with the help of our hard-working employees, helped track down our heavy equipment assets in the field.  HWT became aware of the theft on April 24th 2017 and has been working with the Hughes County Oklahoma District Attorney's office to bring charges against those responsible.  Alpine 4 was informed that an arrest warrant was issued for Mr. Jason Huffacker in July 2017, and is pending trial in August 2017.

Damage to HWT and Alpine 4:  Unfortunately the actions by these few employees resulted in HWT loosing $1.4m worth of work in Q2 and subsequently, over $250k in hard expenses such as payroll, equipment rentals and other business-related expenses that can't be offset by the lost revenue.  Additionally, HWT estimates that roughly $205k in damages to equipment or stolen equipment was perpetrated.  HWT is working with our insurance carrier to mitigate this loss.

Moving Forward:  In May 2017, Alpine 4 decided that a rebranding of HWT was needed and subsequently changed the name from HWT to Venture West Energy Services (VWES).  Alpine 4 also hired a new subsidiary president, Mr. Rob Porter.  Mr. Porter has over 35 years of oil field services related experience and is well connected in the oil field services industry.  Alpine 4 has begun VWES recapitalization and is currently negotiating a $1m capital infusion to purchase additional equipment and growth capital needed to begin work.  VWES anticipates revenue generation to begin in September 2017 with robust revenue growth to follow starting in Q1 2018.

Kent B. Wilson CEO had this to say, "It's hard sometimes not to allow a very disruptive event to overshadow the positive things that Alpine 4 and our subsidiaries have achieved in 2017.  While the events that occurred in HWT in the 2nd Quarter had a very negative effect on revenue and earnings, it essentially just pushed out our goal of Net Profit by 3-4 months.  We still have very strong confidence in Venture West Energy Services (VWES) and expect robust revenue and earnings to be forthcoming.  The bottom line is that the right ingredients are present, the vision exists, the talent exists and over the next few months our initiative at VWES will help deliver an important business and impressive business for Alpine 4."

Alpine 4 is providing the following revenue guidance for its fiscal 2017 third quarter:

•	revenue between $2.0 million and $2.4 million

Alpine 4 will provide a podcast of its Q2 2017 financial results conference call beginning at 2:00 p.m. PST on August 28th, 2017 at www.alpine4.com/earning-reports.  Please RSVP to q2@alpine4.com if you wish to attend the conference call.  There will be a limited number of dial seats.  If you have questions you would like to ask, please also email those questions to q2@alpine4.com.